Century Announces Continued Operations of Its Sebree, KY Smelter
Lower Market Power Prices to Allow the Plant to Continue Despite Illegal Chinese Trade Behavior
CHICAGO, IL -- (Marketwired) -- 12/17/15 - Century Aluminum Sebree LLC, a wholly-owned subsidiary of Century Aluminum Company (NASDAQ: CENX), today announced that it would continue to operate all of its production lines at its Sebree, Ky. smelter. The Company had previously announced plans to curtail one of its three production lines by December 31, 2015. Sebree’s continued operation will help save hundreds of jobs in western Kentucky.
"We are very happy to announce that Sebree will continue to operate," commented Michael Bless, President and CEO. "Sebree’s ability to access low-cost market power gives it a competitive advantage over many of the remaining U.S. smelters. Past hard work and cooperation among Kentucky state legislators and regulators, the local utility, and the Company to create this access will now allow the plant to continue to operate despite continued illegal Chinese trade behavior.”
There are approximately 525 employees at Sebree. At full capacity, the plant annually produces approximately 210,000 metric tonnes of aluminum.
About Century Aluminum
Century Aluminum Company owns primary aluminum capacity in the United States and Iceland. Century's corporate offices are located in Chicago, IL.
Visit www.centuryaluminum.com for more information.
Certified Advisors for the First North market of the OMX Nordic Exchange Iceland hf. for Global Depositary Receipts in Iceland:
Atli B. Gudmundsson, Senior Manager -- Corporate Finance, Landsbankinn hf.
Steingrimur Helgason, Director -- Corporate Finance, Landsbankinn hf.
Cautionary Statement
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to the "safe harbor" created by section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements are statements about future, not past, events and involve certain important risks and uncertainties, any of which could cause our actual results to differ materially from those expressed in our forward-looking statements. These forward-looking statements may be identified by the words "believe," "expect," "anticipate," "intend," "plan," "estimate," "forecast" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," "might," or "may." Forward-looking statements in this press release include, without limitation, statements with respect to future global and local financial and economic conditions; our assessment of the aluminum market and aluminum prices (including premiums); our assessment of power prices; and the future operation of the Sebree plant. More information about the risks, uncertainties and assumptions affecting the Company can be found in the risk factors and forward-looking statements cautionary language contained in our Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. We do not undertake, and specifically disclaim, any obligation to revise any forward-looking statements to reflect the occurrence of future events or circumstances.
Century Aluminum Contact:
Peter Trpkovski (media and investors)
312.696.3112